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                                                                       EXHIBIT 5



March 4, 1999


Fruit of the Loom, Ltd.
P.O. Box 31311 SMB
Safehaven Corporate Centre
Grand Cayman
Cayman Islands


Dear Sirs:

     This opinion is delivered in connection with the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") (No. 333-38953) filed with the Securities and Exchange Commission by Fruit of the Loom, Ltd., a Cayman Islands' company ("FTL-CAYMAN") under the Securities Act of 1933, as amended (the "ACT"), relating to the Class A ordinary shares, par value $.01 per share, in the capital of FTL-Cayman (the "CLASS A SHARES") issuable pursuant to FTL-Cayman's Fruit of the Loom, Inc. Directors' Stock Option Plan (the "PLAN").

     For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

     In giving this opinion we have relied upon the assumption set out in
Schedule 2 hereto.

     We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transactions contemplated by the documents.

     Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the law of the Cayman Islands the Class A Shares have been duly authorized and that the Class A Shares when issued under the Plan, and in the manner and on the terms described in the Registration Statement and the Plan will be in accordance with the provisions of the Memorandum and Articles of Association of FTL-Cayman and the same will be validly issued and fully paid and non-assessable.

     This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.



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Fruit of the Loom, Ltd.
March 4, 1999
Page 2





     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and all references to our name in the Registration Statement including, without limitation, under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

Yours faithfully,



Truman Bodden & Company




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                                 SCHEDULE 1



1.   The Certificate of Incorporation of FTL-Cayman.

2.   The Articles of Association of FTL-Cayman.

3.   The Memorandum of Association of FTL-Cayman.

4.   The Registration Statement.

5. The Agreement and Plan of Merger, dated as of 10th February, 1998 among FTL-Delaware, FTL-Cayman and Sub.

6. Minutes of a meeting of the board of directors of FTL-Cayman held on 10th February, 1998.

7. FTL-Cayman's Registration Statement S-4 (Registration No. 333-46007) filed on 10th February, 1998 (and all amendments thereto) (the "S-4 REGISTRATION STATEMENT").




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                                 SCHEDULE 2


1. The Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association in the form attached to the S-4 Registration Statement as Exhibit 3.4 and 3.3 respectively will be adopted by Special Resolution of the shareholder(s) of FTL-Cayman prior to the issue of the Class A Shares.